Exhibit 99.2

Xenomics Announces Appointment of Dr. V. Randy White as Chief Executive Officer

NEW YORK, NY - September 8, 2004 - Xenomics, Inc. (OTC BB: XNOM) announced today that its Board of Directors has appointed Dr. V. Randy White as CEO of Xenomics. Xenomics is an applied genomics company, which has developed a unique and proprietary non-invasive technology that uses urine samples instead of blood to evaluate genetic markers of disease.

Dr. White brings to Xenomics over 30 years of experience in the medical diagnostic industry with top management experience with National Health Laboratories Holdings Inc., American Medical Laboratories, Inc. and Nanogen, Inc.

During his tenure as CEO of Nanogen, Nanogen introduced 7 molecular diagnostics products and product revenue grew from 0 to $8 million. At American Medical Laboratories, which was sold to Quest Diagnostics Inc. in 2002 for $500 million, Dr. White helped shape the company over a period of 4 years from a regional laboratory with revenues of $72 million to a national reference laboratory with over $310 million in revenue. At National Health Laboratories Holdings over a period of 18 years, Dr. White directed the scientific operations as the business grew from $20 million in revenues to $850 million in revenues. In 1995 National Health Laboratories merged with Roche Biomedical Laboratories, Inc. to form LabCorp.

"Randy White's experience in investment banking and M&A along with his profound knowledge of the clinical laboratory and diagnostic industry makes him an ideal choice for the ambitious diagnostic testing opportunities of Xenomics" said Samuil Umansky, the President of Xenomics.

"Xenomics has the unique opportunity to develop non invasive genetic testing products based on the analysis of transrenal DNA from urine samples. When applied to certain areas like prenatal testing, this technology will make it easier and safer to test patients. I can think of a number of applications that will minimize the need to perform invasive sampling such as amniocentesis and surgical biopsies for tumor and transplantation monitoring," said Dr. White.

About Xenomics, Inc.
Xenomics is a medical diagnostic company that focuses on the development of diagnostic tests utilizing transrenal nucleic acids (Tr-NA) for a broad range of diagnostic tests. Tr-NA's are components of DNA derived from the blood stream that have been shown to cross the kidney barrier and can be detected in urine.

Forward-Looking Statements
Certain statements made in this press release are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Xenomics believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the periodic reports of Xenomics, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that Xenomics will not obtain approval to market its products, the risk that Xenomics' technology will not gain market acceptance, the risks associated with dependence upon key personnel and the need for additional financing.

Press Contact: Venanzio Ciampa (212) 217-9065 or venanzio@thepromofact.com